Exhibit 99.2



The Corporation posted a 2.3% increase in net income during the third quarter of 2005 vs. 2004. Earnings per share remained the same at $0.26 per share for the three months ending September 30, 2005 and 2004.

Net interest income increased $1.4 million to $21.1 million for the first nine months of 2005 compared to the same period during 2004. This increase is primarily due to loan growth of $52.9 million to $506.4 million for the 12 months ending September 30, 2005.

Other income increased $966,000 to $7.2 million for the first nine months of 2005 vs.2004. This increase is primarily due to the sale of the Corporation's ownership interest in Pulse, the driver of our ATM network, to Discover, Inc.

Net income for the first nine months increased $980,000(16.5%) to $6,937,006.